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                                  EXHIBIT (8)
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              [LETTERHEAD OF] LEWIS, RICE & FINGERSH Appears Here


                          A LIMITED LIABILITY COMPANY

                               ATTORNEYS AT LAW

                          500 N. BROADWAY, SUITE 2000
                        ST. LOUIS, MISSOURI 63102-2147

                              TEL (314) 444-7600



                                 June 16, 1995



Board of Directors
CNB Bancshares, Inc.
20 N.W. Third Street, 12th Floor
Evansville, IN 47739

Attention:  H. Lee Cooper, Chairman

Board of Directors
UF Bancorp, Inc.
501 Main Street
P.O. Box 3125
Evansville, IN 47731

Attention:  Donald A. Rausch, Chairman and President


        RE:  MERGER OF UF BANCORP, INC. INTO CITIZENS BANCSHARES, INC.

Gentlemen:

        You have requested our opinions as to the federal income tax consequences of the proposed merger (the "Merger") of UF Bancorp, Inc. ("UFB") into Citizens Bancshares, Inc. ("Holding Company") pursuant to the Agreement and Plan of Merger, dated December 12, 1994, as amended June 9, 1995 ("Merger Agreement"), by and among CNB Bancshares, Inc. ("CNB"), UFB and Holding Company.

        In issuing the opinions set forth in this letter, we have relied upon
(1) the factual representations made by CNB, Holding Company, The Citizens National Bank of Evansville ("Subsidiary"), Citizens Bank of Kentucky, Citizens Bank of Illinois, N.A. and Citizens Bank of Jasper in written statements, each dated March 23, 1995 and the factual representations made by UFB and Union Federal Savings Bank ("Bank") in written statements, each dated March 31, 1995 (the "Representations"), (2) the Merger Agreement, (3) the Agreement to Merge to be executed by Bank and Subsidiary and joined in by CNB, ("Subsidiary Merger Agreement") and (4) the facts, information and documentation set forth in the Registration Statement on Form S-4 of CNB filed with the Securities and Exchange Commission in connection with the Merger ("Registration Statement").



 ST. LOUIS, MISSOURI . KANSAS CITY, MISSOURI . CLAYTON, MISSOURI . WASHINGTON,
        MISSOURI . BELLEVILLE, ILLINOIS . HAYS, KANSAS . LEAWOOD, KANSAS
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June 16, 1995
Page 2

     The opinions set forth in this letter are predicated upon our understanding of the facts set forth in the Merger Agreement, the Subsidiary Merger Agreement, the Representations, and the Registration Statement. Any change in such facts may adversely affect our opinions. Furthermore, as explained below, our opinions are based upon our understanding of the existing provisions of the Internal Revenue Code of 1986, as amended ("Code"), currently applicable regulations promulgated under the Code, current published administrative positions of the Internal Revenue Service such as revenue rulings and revenue procedures, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. Any change in such authorities may adversely affect our opinions. We assume no obligation to update our opinions for any deletions or additions to or modification of any law applicable to the Merger.

     The following opinions reflect our legal judgment solely on the issues presented and discussed herein. The issues in this matter are complex. There are no published cases, rulings, regulations or administrative positions directly on point to support the opinions set forth herein. The Internal Revenue Service, however, has issued a private letter ruling to a taxpayer in a substantially similar situation which held favorably for the taxpayer. While private letter rulings provide guidance on the Internal Revenue Service position on issues, they cannot be relied on by other taxpayers and do not extend to transactions other than the transactions described therein. Accordingly, we cannot assure you that the Internal Revenue Service will agree with the opinions expressed herein, nor can we assure you that a court of competent jurisdiction will agree with such opinions. Our opinions are, therefore, qualified by, and should be understood to reflect the fact that, the resolution of such issues is not free from doubt.

     Based on the limited amount of reliable authority described above and on our review of the Merger Agreement, the Subsidiary Merger Agreement, the Representations, and the Registration Statement, and assuming that the Subsidiary Merger Agreement is executed in substantially the form we have reviewed and that the transactions described therein are completed as described, our opinions as to the federal income tax consequences of the Merger are as follows.

     1. The Merger will constitute a reorganization within the meaning of Sections 368(a) of the Code.

     2. Pursuant to Section 354(a)(1) of the Code, no gain or loss will be recognized by shareholders of UFB who exchange all of their UFB common stock solely for shares of CNB voting common stock.

     3. Pursuant to Section 358(a)(1) of the Code, the basis of the CNB common stock received by those shareholders of UFB receiving solely CNB common stock (including any fractional share interest to which such shareholder would be entitled) will be the same, in each instance, as the basis of the UFB common stock surrendered in exchange therefor.

     4. Pursuant to Section 1223(1) of the Code, the holding period of CNB common stock received by the shareholders of UFB (including any fractional shares to which they may be entitled) will include, in each instance, the period during which the UFB common stock surrendered in exchange therefor was held, provided that such stock is held as a capital asset in the hands of such shareholders on the date of the exchange.
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June 16, 1995
Page 3

     5. If a cash payment is received by a shareholder of UFB in lieu of a fractional share interest of CNB voting common stock, the cash payment will be treated as received by the shareholder as a distribution in full payment in exchange for the fractional share redeemed.

     We express no opinion with regard to the federal income tax consequences of the Merger not addressed expressly by the above opinions. In addition, we express no opinion as to any state or local tax consequences with respect to the Merger. We express no opinion with respect to any tax consequences relating to the merger of Bank into Subsidiary.

     The shareholders of UFB should consult with a qualified tax advisor with respect to any reporting requirements which may be applicable, or any other tax considerations not expressly mentioned herein.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                  Very truly yours,

                                  LEWIS, RICE & FINGERSH, L.C.

                                  /s/ Lewis, Rice & Fingersh